Exhibit 99.3

Jefferies Financial Group Inc.

Amended and Restated 1999 Stock Incentive Plan (HomeFed)

July [•], 2019

[Name of Grantee]

Re:	Grant of Non-Qualified Stock Option to Key Employees and Affiliated Participants

Dear [Name of Grantee]:

You were originally granted an option to purchase [•] shares of common stock of HomeFed Corporation (“HomeFed”) at a price of $[•] per share (the “Original Option”), pursuant to the Amended and Restated 1999 Stock Incentive Plan (the “Original Plan”) and the terms of a Non-Qualified Stock Option Grant Letter Agreement dated [•] (the “Original Letter Agreement”) entered into under the Original Plan.

In connection with the Merger (as defined in the Plan amendment dated July 1, 2019), Jefferies Financial Group Inc. (the “Company”) has assumed and amended the Original Plan as of July 1, 2019 to effectuate adjustments in connection with the Merger, and has renamed and adopted the Original Plan as the Jefferies Financial Group Inc. Amended and Restated 1999 Stock Incentive Plan (HomeFed) (the “Plan”).

In connection with the adoption of the Plan, the Company has amended and restated your Original Letter Agreement pursuant to Section 8 thereof to convert the Original Option to an option to purchase [•] shares of common stock of shares of common stock of the Company, par value $1.00 per share (“Common Stock”) (the “Option”). This Option shall be governed by the terms of the Plan and the terms of this Non-Qualified Stock Option Grant Letter Agreement (this “Letter Agreement”).

A copy of the Plan is annexed to this Letter Agreement and is considered to be a part of this Letter Agreement as if fully set forth herein. Unless the context otherwise requires, all terms defined in the Plan will have the same meaning when used in this Letter Agreement.

1. Subject to the provisions of this Letter Agreement and the provisions of the Plan, this Option shall represent the right to purchase an aggregate of [•] shares of common stock, par value $1.00 per share (the “Common Stock”), of the Company, at a price of $[•] per share (the “Exercise Price”). This Option shall be a Non-Qualified Stock Option.

2. Subject to Sections 3 and 5 hereof and the provisions and limitations of Articles VI, VIII, XIV and XVIII of the Plan, this Option may be exercised by you as follows:

(a) this Option may not be exercised by you during the first year following [•] (the “Original Grant Date”);

(b) up to twenty five percent (25%) of the total number of shares of Common Stock subject to this Option may be purchased by you during the second year following the Original Grant Date;

(c) up to an additional twenty five percent (25%) of the total number of shares of Common Stock subject to this Option may be purchased by you during the third year following the Original Grant Date;

(d) up to an additional twenty five percent (25%) of the total number of shares of Common Stock subject to this Option may be purchased by you during the fourth year following the Original Grant Date; and

(e) up to an additional twenty five percent (25%) of the total number of shares of Common Stock subject to this Option may be purchased by you during the fifth year following the Original Grant Date.

3. Notwithstanding anything herein or under the Plan to the contrary, any unexercised portion of the Option granted herein will automatically and without notice terminate and become null and void upon the expiration of five (5) years from the Original Grant Date of this Option. If, however, prior to the expiration of five (5) years from the Original Grant Date, your service to the Company or any parent, subsidiary or affiliated corporation terminates, unless otherwise provided by the Committee, this Option will terminate on the applicable date as described in Article XII of the Plan; provided, however, that none of the events described in Article XII of the Plan shall extend the period of exercisability of this Option beyond five (5) years from the Original Grant Date.

4. In no event may you exercise this Option for a fraction of a share of Common Stock.

5. In the event of an “Extraordinary Event” (as defined in the Plan) with respect to the Company, all then outstanding Options that have not vested or become exercisable at the time of the Extraordinary Event will immediately become exercisable. The Committee may, in its discretion, determine that upon the occurrence of an Extraordinary Event each outstanding Option shall terminate within a specified number of days after notice to the holder. In such event, rights will be as specified in Article XVIII of the Plan.

6. If the grant or exercise of an Option causes you (or any person) to become a “5 percent stockholder” (as defined in the Plan), such grant or exercise shall only be effective with respect to the number of shares of Common Stock that you may acquire without causing you (or any person) to become a 5 percent stockholder, and any grant in excess of such amount shall be void.

7. In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split, or a corporate transaction, such as a merger, consolidation, reorganization, spin-off (or other distribution of stock or property of the Company), the number and kind of shares subject to the Option and/or the exercise price per share shall be equitably adjusted by the Committee as it may deem appropriate in its sole discretion. The determination of the Committee regarding any adjustment will be final and conclusive.

8. The Option shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by you with respect to the disposition of shares of Common Stock is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares of Common Stock pursuant thereto, then in any such event, the issuance or delivery of shares of Common Stock issuable pursuant to Option shall be delayed until such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

9. This Option is not transferable by you otherwise than by will or the laws of descent and distribution, and is exercisable, during your lifetime, only by you. This Option may not be assigned, transferred (except by will or the laws of descent and distribution), pledged or hypothecated in any way (whether by operation of the law or otherwise) and shall not be subject to execution, attachment or similar proceeding. Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Option contrary to the provisions hereof, and the levy of any attachment or similar proceeding upon the Option, shall be null and void and without effect.

10. Any exercise of this Option shall be in writing addressed to the Corporate Secretary of the Company at the principal place of business of the Company and shall be accompanied by payment of the full amount of the purchase price of the shares of Common Stock so purchased (together with any withholding taxes owed in connection therewith). You may make such payment through one or a combination of the following methods (to the extent such methods are permitted by applicable law at the relevant time), or through any other method approved by the Committee: (i) in cash by delivering to the Company a certified or bank cashier’s check to the order of the Company in an amount equal to the aggregate exercise price applicable to that portion of the Option being exercised; (ii) by delivering to the Company shares of Common Stock of the Company (in proper form for transfer and accompanied by all requisite stock transfer tax stamps or cash in lieu thereof) owned by you having a Fair Market Value equal to the aggregate exercise price applicable to that portion of the Option being exercised; (iii) by a reduction in the number of shares of Common Stock otherwise deliverable upon exercise of the relevant portion of the Option by the number of shares of Common Stock having a Fair Market Value equal to the aggregate exercise price applicable to that portion of the Option being exercised (together with any required withholding taxes or similar taxes, charges or fees, subject to Article XXII of the Plan), and (iv) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the aggregate exercise price applicable to that portion of the Option being exercised.

11. You shall have no rights to dividends, voting rights or other rights of a stockholder with respect to shares of Common Stock subject to the Option until (i) you have given notice of exercise of the Option and paid in full for such exercise and any associated withholding taxes, (ii) the shares of Common Stock for which you have exercised your Option have been issued to you, and (iii) you have satisfied any other Option-related conditions imposed by the Committee pursuant to the Plan. In the event of your death, your Option, to the extent exercisable hereunder, shall be exercisable solely by the executor or administrator of your estate or the person or persons to whom your rights hereunder shall pass by will or by the laws of descent and distribution, as the case may be. Any such heir or legatee shall take rights herein granted subject to the terms and conditions of this Letter Agreement and the Plan.

12. If the Company, in its sole discretion, shall determine that it is necessary, to comply with applicable securities laws, the certificate or certificates representing the shares of Common Stock purchased pursuant to the exercise of this Option shall bear an appropriate legend in form and substance, as determined by the Company, giving notice of applicable restrictions on transfer under or in respect of such laws.

13. You hereby covenant and agree with the Company that if, at the time of exercise of this Option, there does not exist a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the “Act”), which Registration statement shall have become effective and shall include a prospectus which is current with respect to the Common Stock subject to this Option (i) that you are purchasing the Common Stock for your own account and not with a view to the resale or distribution thereof, (ii) that any subsequent offer for sale or sale of any such Common Stock shall be made either pursuant to (x) a Registration Statement on an appropriate form under the Act, which Registration Statement shall have become effective and shall be current with respect to the Common Stock being offered and sold, or (y) a specific exemption from the registration requirements of the Act, but in claiming such exemption, you shall, prior to any offer for sale or sale of such Common Stock, obtain a favorable written opinion from counsel for or approved by the Company as to the applicability of such exemption.

14. You hereby acknowledge that the Company may endorse a legend upon the certificate evidencing the Common Stock as the Company, in its sole discretion, determines to be necessary and appropriate to implement the terms of the Plan.

15. As provided in the Plan, the Company may withhold from the sums due or to become due to you from the Company an amount necessary to satisfy its obligation to withhold taxes imposed in connection with this Option, including in connection with your exercise hereof, or may require you to reimburse the Company in such amount. Satisfaction of such withholding tax requirement shall be a condition to the exercise of this Option. The Committee may permit you to (i) direct the Company to satisfy the withholding tax obligation through the withholding of shares of Common Stock that would otherwise be issuable to you, or (ii) tender to the Company other shares of Common Stock owned by you; provided, that, consistent with Article XXII of the Plan, your prior written consent shall be required in either case of (i) or (ii) if action taken thereunder would subject you to liability under Section 16(b) of the Exchange Act. If you are subject to Section 16(a) of the Exchange Act, the Committee may prescribe such rules as it determines with respect to your Option in order to effect tax withholding in compliance with the Rules established by the Commission under Section 16 of the Exchange Act and the positions of the staff of the Commission thereunder expressed in no-action letters exempting such tax withholding from liability under Section 16(b) of the Exchange Act.

16. The granting of the Option shall impose no obligation on the Company or any of its affiliates to continue your service and shall not lessen or affect any right that the Company or any of its affiliates may have to terminate your service.

17. This Letter Agreement, and all claims or causes of action or other matters that may be based upon, arise out of or relate to this Letter Agreement, shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflict- or choice-of-law rule or principle that might otherwise refer construction or interpretation thereof to the substantive laws of another jurisdiction.

18. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT HE, SHE OR IT SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AWARD AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THIS SECTION 18 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND SHALL RELY IN ENTERING INTO THIS AWARD AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

19. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and shall be deemed to have been given (i) when personally delivered or delivered by facsimile transmission with confirmation of delivery, (ii) one business day after deposit with Federal Express or similar overnight courier service, or (iii) three business days after being mailed by first class mail, return receipt requested. A notice shall be addressed to the Company at its principal place of business, attention Corporate Secretary, and to you at the mailing address that you most recently provided to the Company.

20. Your Option and this Letter Agreement shall be subject to the terms of the Plan. In the event of any conflict between this Letter Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Letter Agreement, or any matters as to which this Letter Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

21. This Letter Agreement and the Plan constitute the entire agreement and understanding among the you and the Company in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, whether oral or written and whether express or implied, among or between the parties hereto, with respect to the subject matter hereof, including, without limitation, the Original Letter Agreement.

22. No amendment or modification of any term of this Letter Agreement shall be effective unless signed in writing by or on behalf of the Company and you, and made in accordance with the terms of the Plan. No waiver of any breach or condition of this Letter Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

23. The provisions of this Letter Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon you and your heirs, successors, legal representatives and permitted assigns. Nothing in this Letter Agreement, express or implied, is intended to confer on any person other than the Company and you, and its and your respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Letter Agreement.

24. You (and your beneficiaries) shall be responsible for all taxes with respect to the Option. The Committee and the Company make no guarantees regarding the tax treatment of the Option, and none of the Committee or the Company, any affiliate thereof or any of their respective employees or representatives shall have any liability to you with respect thereto. The Company intends that the Option be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code, such that there are no adverse tax consequences, interest or penalties under Section 409A of the Code as a result of the Option. In the event the Option is subject to Section 409A of the Code, the Committee may, in its sole discretion, take any actions permitted hereunder and under the Plan in order to avoid or reduce any resultant adverse tax consequences, interest or penalties.

As a result of the Merger, the Committee exercised its discretion to unilaterally amend and restate the Original Letter Agreement pursuant to Section 8 of the Original Letter Agreement solely to reflect the equitable adjustment of the Options granted to you pursuant to the Original Letter Agreement. You remain bound by the terms of this Letter Agreement, as you expressly agreed in the Original Letter Agreement.

Very truly yours,

JEFFERIES FINANCIAL GROUP INC.

By:
Name:
Title:

[Signature Page to Non-Qualified Stock Option Grant Letter Agreement]